Exhibit 10(iii)(A)(1)

INTERPUBLIC EXECUTIVE SEVERANCE PLAN
___________________
Effective August 16, 2017

Article 1. INTRODUCTION

1.1.    Establishment and Purpose.
This Executive Severance Plan (the “Plan”) is established to provide severance and other welfare benefits for eligible executives of Interpublic and its Subsidiaries in the event that their employment is terminated either (a) by Interpublic or a Subsidiary for a reason other than Cause or (b) by the executive for Good Reason. The Plan is an unfunded welfare plan maintained primarily for the purpose of providing severance and other welfare benefits to a select group of management and highly compensated employees.
1.2.    Effective Date.
The Plan has been in effect since June 1, 2007. Pursuant to its authority under Section 7.4(a) hereof, the Administrative Committee has determined that it is desirable to adopt a new restatement of the Plan in order to improve the administration of the Plan and make certain clarifications. This restatement is effective August 16, 2017.

Article 2. DEFINITIONS AND CONSTRUCTION

2.1.    Definitions.
When their initial letter(s) are capitalized, the following words and phrases have the following meanings unless the context clearly indicates that a different meaning is intended:

(a)	“Administrative Committee” means Interpublic’s Management Human Resources Committee.

(b)
“Base Salary” for any Participant, expressed as an annual amount, means the Participant’s annual base salary in effect for the calendar year in which his Termination Date occurs; provided that if the Participant’s Notice Date or Termination Date occurs within 24 months after a Change of Control, his Base Salary for purposes of the Plan shall not be less than his annual base salary for the calendar year in which such Change of Control occurred, determined on the basis of the Participant’s annual salary in effect immediately prior to such Change of Control.

(c)	“Board of Directors” means the Board of Directors of Interpublic.

(d)	“Cause” means, with respect to any Participant:

(1)	A material breach by the Participant of a provision in an employment agreement with Interpublic or a Subsidiary that, if capable of being cured,

has not been cured within 15 days after the Participant receives written notice from his Employer of such breach;

(2)	Misappropriation by the Participant of funds or property of Interpublic or a Subsidiary;

(3)
Any attempt by the Participant to secure any personal profit related to the business of Interpublic or a Subsidiary that is not approved in writing by the Board of Directors or by the person to whom the Participant reports directly;

(4)
Fraud, material dishonesty, gross negligence, gross malfeasance, or insubordination by the Executive, or willful (A) failure by the Participant to follow the code of conduct of Interpublic or a Subsidiary or (B) misconduct by the Participant in the performance of his duties as an employee of Interpublic or a Subsidiary, excluding in each case any act (or series of acts) taken in good faith by the Participant that does not (and in the aggregate do not) cause material harm to Interpublic or a Subsidiary;

(5)
Refusal or failure by the Executive to attempt in good faith to perform the Participant’s duties as an employee or to follow a reasonable good-faith direction of the Board of Directors or the person to whom the Participant reports directly that has not been cured within 15 days after the Participant receives written notice from his Employer of such refusal or failure;

(6)	Commission by the Participant, or a formal charge or indictment alleging commission by the Participant, of a felony or a crime involving dishonesty, fraud, or moral turpitude; or

(7)
Conduct by the Participant that is prohibited by the policy of Interpublic or a Subsidiary prohibiting discrimination or harassment based on age, gender, race, religion, disability, national origin or any other protected category.

If the Employer or Interpublic or a Subsidiary determines after benefit payments have begun that a Participant’s employment could have been terminated for Cause, the Participant shall be treated as having been terminated for Cause. Consequently, no further payments shall be made under the Plan and the Participant shall repay all amounts previously paid under the Plan.

(e)	“Change of Control” means:

(1)	Subject to paragraphs (2) and (3), below, the first to occur of the following events:

(A)
Any person (within the meaning of sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")) becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of stock that, together with other stock held by such person, possesses more than 50 percent of the combined voting power of Interpublic's then-outstanding stock;

(B)
Any person (within the meaning of sections 13(d) and 14(d) of the 1934 Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) ownership of stock of Interpublic possessing 30 percent or more of the combined voting power of Interpublic's then-outstanding stock;

(C)
Any person (within the meaning of sections 13(d) and 14(d) of the 1934 Act) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) assets from Interpublic that have a total gross fair market value equal to 40 percent or more of the total gross fair market value of all of the assets of Interpublic immediately prior to such acquisition or acquisitions (where gross fair market value is determined without regard to any associated liabilities); or

(D)
During any 12-month period, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

(2)	A Change of Control shall not be deemed to occur by reason of:

(A)
The acquisition of additional control of Interpublic by any person or persons acting as a group that is considered to “effectively control” Interpublic (within the meaning of guidance issued under section 409A of the Code) or

(B)
A transfer of assets to any entity controlled by the shareholders of Interpublic immediately after such transfer, including a transfer to (i) a shareholder of Interpublic (immediately before such transfer) in exchange for or with respect to its stock, (ii) an entity, 50 percent or more of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by Interpublic, (iii) a person or persons acting as a group that owns (immediately after such transfer) directly or indirectly 50 percent or more of the total value or voting power of all outstanding stock of Interpublic, or (iv) an entity, at least 50 percent of the total value or voting power of which is owned (immediately after such transfer) directly or indirectly by a person described in clause (iii), above.

(3)
Notwithstanding any other provision of this Section 2.1(e), a Change of Control shall not be deemed to have occurred unless the relevant facts and circumstances give rise to a change in the ownership or effective control of Interpublic, or in the ownership of a substantial portion of the assets of Interpublic, within the meaning of section 409A(a)(2)(A)(v) of the Code.

(f)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Commencement Date” means, for any Participant, Interpublic’s first semi-monthly pay date that occurs after the Participant’s Termination Date.

(i)
“Designated Number” means, for any Participant, the number of months - 6, 9, 12, 18, or 24 - that the Administrative Committee or its designee communicates to the Participant in writing. The Designated Number for Interpublic’s Chief Executive Officer and any other executive officer (within the meaning of the Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan or any successor thereto) shall be approved by the Compensation and Leadership Talent Committee of the Board of Directors, or such committee’s designee.

(j)
“Dismissed” means, with respect to any Participant, that the Participant has a “separation from service” (within the meaning of Section 409A(2)(A)(i) of the Code) with his Employer, Interpublic, and its Subsidiaries, and such separation:

(1)	Is a resignation for Good Reason; or

(2)	Is (i) initiated by his Employer, Interpublic, or a Subsidiary, (ii) involuntary (within the meaning of Treas. Reg. § 1.409A-1(n)(1)), and (iii) for a reason other than Cause.
For the avoidance of doubt, a Participant shall not be treated as having been Dismissed if his employment with Interpublic and its Subsidiaries terminates solely by reason of a sale, spin-off, transfer of business to a client or other third party, or other disposition of his Employer; provided that he (I) continues employment with his Employer or a successor thereto immediately after such sale, spin-off, or other disposition occurs, or (II) is offered continued employment with his Employer or a successor thereto, under terms that are materially comparable in the aggregate to the terms in effect immediately before such sale, spin-off, or other disposition.

(k)
“Eligible Executive” means an employee of Interpublic or a Subsidiary who is designated in writing by the Administrative Committee as a member of the select group of management or highly paid employees of Interpublic and its Subsidiaries who are eligible to participate in the Plan.

(l)	“Employer” means, with respect to a Participant, Interpublic or the Subsidiary of Interpublic that employs the Participant immediately before the Participant’s Termination Date.

(m)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)	“Good Reason.”

(1)
A Participant shall be deemed to resign for Good Reason if and only if he resigns by reason of a Covered Action (as defined in paragraph (2), below), and the conditions of paragraph (3), below, are satisfied.

(2)	A “Covered Action” for a Participant means one of the following events:

(A)	The Participant’s Employer or Interpublic or a Subsidiary materially reduces the Participant’s Base Salary;

(B)	An action by the Participant’s Employer or Interpublic or a Subsidiary results in a material diminution in the Participant’s authority, duties, or responsibilities with respect to his Employer;

(C)
An action by the Participant’s Employer or Interpublic or a Subsidiary results in a material diminution in the Participant’s reporting structure, such as insertion of a new position between the Participant and the position to which the Participant reports;

(D)	The Participant’s Employer or Interpublic or a Subsidiary materially diminishes the budget over which the Participant retains authority;

(E)
The Participant’s principal place of work is moved to a location more than 50 miles outside the city in which he is principally based, unless (i) the relocation decision is made by the Participant or (ii) the Participant is notified in writing that Interpublic or his Employer is seriously considering such a relocation and the Participant does not object in writing (based on a reasonable concern) within 10 days after he receives such written notice; or

(F)	The Participant’s Employer or Interpublic or a Subsidiary materially breaches any employment agreement between the Participant and his Employer.

(3)	A Participant shall not have Good Reason to resign as a result of a Covered Action unless:

(A)	Within the 90-day period immediately following the date on which such Covered Action first occurs, the Participant notifies his Employer in writing that such Covered Action has occurred;

(B)	Such Covered Action is not remedied within the 30-day period immediately following the date on which the Participant’s Employer receives the notice provided in accordance with subparagraph (A), above;

(C)	The Participant did not provide notice of his intent to resign at any time before the Covered Action occurred; and

(D)
The Participant’s Termination Date occurs as soon as practicable (and no more than 10 days) after the earlier of (1) the end of the cure period described in subparagraph (B), above, or (2) the date the Participant’s Employer provides written notice of its express waiver of such cure period.

(o)	“Interpublic” means The Interpublic Group of Companies, Inc., and any successor thereto.

(p)
“Notice Date” means, for any Participant, the date the Employer or Interpublic or a Subsidiary provides written notice to the Participant that his employment will be terminated involuntarily as of a specified Termination Date in the future.

(q)
“Other Arrangement” means (1) any employment agreement with the Employer or Interpublic or a Subsidiary or (2) any plan, program, policy or other arrangement maintained by the Employer or Interpublic or a Subsidiary.

(r)	“Participant” means an Eligible Executive who has become a participant in the Plan under Article 3.

(s)	“Plan” means the Interpublic Executive Severance Plan, as set forth herein and subsequently amended from time to time.

(t)	“Salary Continuation Benefit” means the benefit prescribed by Section 4.1.

(u)	“Section” means a section of this Plan as in effect from time to time.

(v)
“Severance Period” means, for any Participant, the period starting on the Participant’s Notice Date (if the Employer or Interpublic or a Subsidiary provides written notice to the Participant that his employment will be terminated involuntarily) or the Participant’s Termination Date (if he resigns for Good Reason or written notice of the Participant’s involuntary termination is not provided) and ending on the last day of the calendar month that is the Designated Number of months after such Notice Date or Termination Date, as applicable.

(w)	“Subsidiary” means, with respect to Interpublic, any corporation or other entity that is required to be combined with Interpublic as a single employer under section 414(b) or (c) of the Code.

(x)
“Termination Date” means, for any Participant, the date of the Participant’s “separation from service” (within the meaning of section 409A(a)(2)(A)(i) of the Code) with his Employer and Interpublic and its Subsidiaries, as determined by Interpublic. For purposes of the Plan:

(1)
A Participant who is on a bona fide leave of absence and does not have a statutory or contractual right to reemployment shall be deemed to have had a “separation for service” on the first date that is more than six months after the commencement of such leave of absence. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of six months or more, and such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, the preceding sentence shall be deemed to refer to a 29-month period rather than to a six-month period. For the avoidance of doubt, a leave of absence shall be treated as bona fide only if there is a reasonable expectation that the Participant will return from such leave; and

(2)
A sale of assets by Interpublic or a Subsidiary to an unrelated buyer that results in the Participant working for the buyer or one of its affiliates shall not, by itself, constitute a “separation from service” unless Interpublic, with the buyer’s written consent, so provides in writing 60 or fewer days before the closing of such sale.

2.2.    Rules of Construction.
For purposes of the Plan, unless the contrary is clearly indicated by the context:

(a)	The use of the masculine gender shall also include within its meaning the feminine and vice versa;

(b)	The use of the singular shall also include within its meaning the plural and vice versa;

(c)	The word “include” shall mean to include, but not to be limited to;

(d)
Any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder; and

(e)
“As soon as practicable,” with respect to any date or event, shall mean on the earliest administratively practicable date after the relevant date or event, but no later than (1) the last day of the calendar year in which the relevant date or event occurs or (2) the 90th day following the occurrence of the relevant date or event, whichever occurs later. Such earliest administratively practicable date shall be determined by Interpublic in its sole discretion.

(f)
References to “termination of employment,” “separation,” and similar terms mean the Participant’s “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Code. No benefit shall be payable under this Plan unless the Participant has incurred a qualifying separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) with his Employer, Interpublic, and its Subsidiaries.

Article 3. PARTICIPATION

3.1.    Commencing Participation.
An Eligible Executive shall become a Participant in the Plan as of the later of (a) the date he becomes an Eligible Executive or (b) June 1, 2007.
3.2.    Ending Participation.
An individual who becomes a Participant shall remain a Participant until the date the last required installment of his Salary Continuation Benefit (if any) and any payment required by Section 4.2 is paid. If a Participant ceases to be an Eligible Employee under circumstances that do not trigger a right to benefits under the Plan, he shall cease to be a Participant when he ceases to be an Eligible Employee.

Article 4. SEVERANCE BENEFITS

4.1.    Salary Continuation Benefit.

(a)
Eligibility and Amount. If a Participant is Dismissed, separates from service, and timely executes and submits to Interpublic the agreement required by Article 5, Interpublic shall pay to the Participant the Salary Continuation Benefit prescribed by this Section 4.1. Except as otherwise specified by the provisions of subsection (c), below, and Sections 4.4, 4.5, and 5.1, the total amount of such Salary Continuation Benefit shall equal the excess of (1) the Participant’s Base Salary for his Designated Number of months over (2) any base salary paid to the Participant for the period starting on his Notice Date (if applicable) and ending on his Termination Date.

(b)	Form and Time of Payment of Salary Continuation Benefit.

(1)
Interpublic shall pay the Salary Continuation Benefit required by subsection (a), above, in semi-monthly installments (without interest); provided, however, that if the Participant’s Termination Date occurs within two years after a Change of Control, such Salary Continuation Benefit shall be paid in a lump sum. Before withholding, each installment shall be equal to one-half of the Participant’s Base Salary for one month, except that any residual amount in respect of a period of less than one-half of a month shall be paid together with the last installment.

(2)
Except as required by Section 4.3, payment of the Salary Continuation Benefit shall commence on or as soon as practicable after the Participant’s Commencement Date, and no more than 60 days after the Participant’s Termination Date. If the first payment is made on a date that is after the Commencement Date, the first installment shall include a make-up payment equal to the sum of the semi-monthly installments that would have been paid to the Participant before the date the first installment is actually paid if the first installment had been paid on the Commencement Date, without interest. Each subsequent payment shall be made in accordance with Interpublic’s standard semi-monthly payroll schedule.

(c)
Employment with Another Interpublic Agency. If a Participant is Dismissed but is later hired or rehired by Interpublic or a Subsidiary, the amount of each remaining semi-monthly payment required by subsections (a) and (b), above, shall be reduced (but not below zero) by the amount of the base salary payable to the Participant for the applicable semi-monthly pay period under the terms of his re-employment.

(d)
Death. If a Participant dies after being Dismissed or being notified that he will be Dismissed, but before receiving his entire Salary Continuation Benefit, Interpublic shall pay to the Participant’s estate an amount equal to the portion of the Participant’s Salary Continuation Benefit that has not yet been paid to the Participant. Such payment shall be made in a lump sum (without any discount or interest to reflect the time value of money) as soon as practicable after the Participant’s death. For purposes of this Section 4.1(d), if the Participant’s death occurs before his Termination Date, the date of his death shall be treated as his Termination Date.

(e)	Separate Payments. For purposes of section 409A of the Code, each installment required by this Section 4.1 shall be treated as a separate payment.
4.2.    Cash in Lieu of Continuing Medical, Dental, and Vision Benefits.
If a Participant is Dismissed, separates from service, and timely executes and submits to Interpublic the agreement required by Article 5, Interpublic shall make cash payments to the Participant in lieu of continuing medical, dental, and vision benefits, in accordance with the following provisions:

(a)
Subject to the provisions of Sections 4.4, 4.5, and 5.1, the amount of the payment for each month from the first month that begins after the Participant’s Termination Date through the last day of the Participant’s Severance Period shall equal 167 percent of the excess of:

(1)
The aggregate premium or premiums that the Participant would be required to pay for medical, dental, and vision coverage for such month at the level elected by the Participant in accordance with the terms of the applicable plan or plans, purchased through COBRA continuation coverage, over

(2)
The active employee rate for such coverage for such month. The “active employee rate” means the rate charged to an active employee who holds the position that the Participant held (or, if none, the employee who holds the position most nearly comparable to the position that the Participant held) immediately before his Termination Date for the same level of coverage under such plan or plans.

(b)
Except as required by Section 4.3, the payments required by this Section 4.2 shall be made in quarterly installments (with each installment equal to the sum of the amount prescribed by paragraph (a), above, for the next three months, but not for any month after the earliest date described in paragraph (c), below), starting on the same date as the Salary Continuation Benefit. For purposes of section 409A of the Code, each installment required by this Section 4.2(b) shall be treated as a separate payment.

(c)	Interpublic shall not be required to make any payment to or on behalf of a Participant pursuant to this Section 4.2 for any month after the earliest of:

(1)	The last day of the Participant’s Severance Period;

(2)	The Participant’s death;

(3)
The first day after the Participant’s Termination Date on which he (I) commences employment (or re-employment) with Interpublic a Subsidiary or (II) becomes eligible to be covered by another employer’s plan (or plans) providing medical benefits by reason of being employed by such other employer; or

(4)
The Participant’s failure to provide, on or before a reasonable deadline (of not less than 30 days) specified by Interpublic in a written notice that Interpublic provides to the Participant at least 30 days in advance, documentation establishing that (I) the Participant has purchased medical, dental, and/or vision coverage (as applicable) at the level on which the amount of any prior payments pursuant to this Section 4.2 were based, and (II) such coverage remains in effect when the Participant provides such documentation.

4.3.    Delay of Payment to Specified Employees.

(a)
Payments under the Plan to a Participant who is a “specified employee” (as defined by Interpublic in accordance with Treas. Reg. § 1.409A-1(i)) as of his Termination Date shall be subject to the six-month delay required by Section 409A(a)(2)(B)(i). Such six-month delay shall not be required with respect to any payment that is exempt from Section 409A by reason of the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4), the “two-year, two-time” rule described in Treas. Reg. § 1.409A-1(b)(9) (as applicable), or another exemption.

(b)	To the extent that any payment under the Plan is subject to the six-month delay described in subsection (a), above, such payment shall be made on the later of -

(1)	Interpublic’s first semi-monthly pay date for the seventh month after the Participant’s Termination Date (or, if earlier, as soon as practicable after the Participant’s death), or

(2)	The date when such payment would otherwise be due in accordance with Section 4.1 or 4.2, as applicable.

Interest shall not be added to any payment that is delayed by reason of the application of this Section 4.3.
4.4.    Non-duplication, Coordination, and Right to Change Benefit Plans

(a)
No provision of this Plan shall require (or be interpreted to require) Interpublic or any Subsidiary to duplicate any payment or other compensation or benefit that a Participant is entitled to receive under any Other Arrangement.

(b)
No provision of this Plan shall require (or be interpreted to require) payment of a benefit under the Plan if employment terminates as a result of a sale of assets, merger, liquidation, reorganization, transfer of business to a client or other third party, disposition, or similar transaction; provided that the Participant (1) continues employment with his Employer or a successor thereto immediately after such transaction occurs, or (2) is offered continued employment with his Employer or a successor thereto, under terms that are materially comparable in the aggregate to the terms in effect immediately before such transaction.

(c)
The amount of the Salary Continuation Benefit payment required by Section 4.1 for each pay period (determined without regard to any delay in payment) shall be reduced dollar-for-dollar (but not below zero) by the amount of any salary continuation or similar severance payment that the Participant is entitled to receive for the applicable semi-monthly pay period (determined without regard to any delay in payment) pursuant to any Other Arrangement. If the Plan or an Other Arrangement provides for a salary continuation or similar severance benefit paid in a form other than semi-monthly installments, such benefit shall be expressed for purposes of applying this Section 4.4(c) as an equivalent benefit payable in semi-monthly installments, without regard to any delay in payment and without any adjustment for interest. For example, for purposes of applying this Section 4.4(c)

(1)
A lump-sum severance payment equal to 12 months’ base salary shall be treated as if it were paid for 12 months in 24 semi-monthly installments, each equal to 1/24th of the Participant’s annual base salary, commencing on the date prescribed by the Other Arrangement;

(2)
A severance benefit payable in monthly installments shall be treated as if it were paid in semi-monthly installments, with each semi-monthly installment equal to one-half of the monthly installment required by the Other Arrangement; and

(3)
If payment to a Participant is delayed by reason of Section 4.3, the amount of the Participant’s Salary Continuation Benefit payment required by Section 4.1 for each pay period shall be determined as if payments commenced on the Commencement Date. Any delay of payment required by an Other Arrangement shall be similarly disregarded.

(d)
The amount of any payment required by Section 4.2 for a quarter (determined without regard to any delay in payment) shall be reduced dollar-for-dollar (but not below zero) by the amount of any reimbursement or allowance for medical, dental, or vision benefit premiums (including COBRA premiums) that the Participant is entitled to receive for such quarter (determined without regard to any delay in payment) pursuant to any Other Arrangement.

(e)
Unless expressly provided otherwise, no Other Arrangement involving a Participant that is executed after the Participant becomes an Eligible Executive shall be interpreted to change the form or time of payment of any benefits that such Participant had a legally binding right to receive under the Plan before execution of such Other Arrangement.

(f)
Subject to this Section 4.4, the benefits provided under the Plan (after reduction pursuant to subsections (b) and (d), above) shall be in addition to any compensation or benefits the Participant is eligible to receive under any Other Arrangement.

(g)
No provision of this Plan shall restrict the ability of Interpublic or any Subsidiary to amend, suspend, or terminate any or all of its employee benefit plans and programs (not including this Plan) from time to time, or prevent any such amendment, suspension, or termination from affecting any Participant; provided, that the restrictions set forth in Section 7.4 shall apply with respect to any amendment, suspension, or termination of this Plan.

4.5.    Forfeiture of Certain Parachute Payments.

(a)
Notwithstanding any provision in the Plan to the contrary, if subsection (b), below, applies, a Participant shall forfeit amounts payable to him under the Plan to the extent that a firm selected in accordance with subsection (c), below, determines is necessary to ensure that the Participant is not reasonably likely to receive a “parachute payment” under section 280G(b)(2) of the Code.

(b)	This subsection (b) shall apply if:

(1)	Any payment to be made under the Plan is reasonably likely to result in the Participant receiving a “parachute payment” (as defined in section 280G(b)(2) of the Code), and

(2)
The Participant’s forfeiture of payments due under the Plan would result in the aggregate after-tax amount the Participant would receive being greater than the aggregate after-tax amount the Participant would receive if there were no such forfeiture.

(c)	The amount of any forfeiture pursuant to subsection (a), above, shall be conclusively determined by either of the following firms, as engaged by Interpublic at Interpublic’s expense:

(1)	The outside auditing firm retained by Interpublic for the last fiscal year ending before a Change of Control, or

(2)	A national auditing firm acceptable to the Participant.

(d)
If the firm engaged pursuant to subsection (c), above, determines that a Participant could avoid adverse tax consequences relating to section 280G of the Code (determined on a net after-tax basis) by forfeiting payments under one or more Other Arrangements, and such Other Arrangements permit a forfeiture to avoid adverse tax consequences relating to section 280G of the Code, the Participant shall not forfeit his right to receive any amount due under this Plan unless and until he has forfeited his right to all payments under such Other Arrangements; provided, however, that the Participant shall not forfeit any right to severance under a Change of Control or employment agreement unless and until he has forfeited his right to severance under this Plan.

Article 5. RELEASE AND COVENANTS

5.1.    Benefits Contingent on Executing and Honoring Agreement.
A Participant shall not be entitled to any benefits under this Plan unless he executes and does not subsequently revoke or materially breach an agreement that is comparable to the model agreement set forth in Exhibit A to the Plan. Except to the extent that Interpublic and the Participant may agree to modifications, such agreement shall:

(a)	Include a release that is materially the same as the release of claims in paragraph 3 of the model agreement set forth in Exhibit A to the Plan;

(b)
Include intellectual property, non-disparagement, return of property, and confidentiality covenants that are materially the same as the covenants set forth in paragraphs 8, 10, and 11 of the model agreement set forth in Exhibit A to the Plan, which shall be binding on the Participant for all time;

(c)
Provide that, during the period that begins on the Participant’s Termination Date and ends on the later of (x) the date the last payment to the Participant under this Plan is due or (y) the first anniversary of the Participant’s Termination Date, the Participant shall not:

(1)	Directly or indirectly, either on the Participant’s own behalf or on behalf of any other person, firm, or corporation, solicit any Client;

(2)	Perform any services relating to advertising, marketing, research, public relations, or related services for any Client;

(3)
Directly or indirectly employ or attempt to employ, or assist anyone else to employ, any person who was in the employ of the Participant’s Employer at any time during the one-year period ending on the Participant’s Termination Date;

(4)
Directly or indirectly solicit any employee described in paragraph (3), above, to leave the employment of the Employer, or otherwise interfere with the relationship between the Employer and any of its employees; or

(5)
Engage in a Prohibited Activity. “Prohibited Activity” includes: (i) any activity that would give rise to termination for Cause; (ii) a material violation of any rule, policy or procedure of Interpublic or the Participant’s Employer, including but not limited to the Code of Conduct of Interpublic and the Employer; and (iii) any other conduct or act that the Administrative Committee or the Compensation and Leadership Talent Committee of the Board of Directors determines is injurious, detrimental, or prejudicial to any interest of Interpublic;

For purposes of this subsection (c), “Client” includes any person (including a company or other entity) that, as of the Participant’s Termination Date or at any time during the two-year period ending on the Participant’s Termination Date, is or was (I) a client of the Participant’s Employer, or (II) a prospective client (A) with whom the Participant had direct contact and (B) for which the Participant materially participated in the Employer’s marketing efforts within two years prior to the Termination Date.

(d)
Provide that if the Participant commences any form of employment or partnership (including as an advisor, consultant or otherwise) with any business that is in competition with the business of the Participant’s Employer, he shall immediately forfeit his right to all then-remaining payments to which he would otherwise be entitled under the Plan.

5.2.    Time Limit for Executing Agreement.

(a)
Interpublic or a Subsidiary shall deliver, or cause to be delivered, an executable copy of the agreement required by Section 5.1 on or before the fifth business day after the Participant’s Termination Date.

(b)	The Participant shall submit to Interpublic an executed copy of the agreement by the following deadline:

(1)
Unless the Participant is Dismissed in connection with an exit incentive or other employment termination program that affects more than one employee, the deadline shall be 21 days after the agreement is delivered to the Participant.

(2)
If the Participant is Dismissed in connection with an exit incentive or other employment termination program that affects more than one employee, the deadline shall be 45 days after the agreement is delivered to the Participant.

(c)	Failure to deliver an executed copy of the Agreement by the deadline described above shall result in forfeiture of the Participant’s benefit under the Plan.

Article 6. NATURE OF PARTICIPANT'S INTEREST IN AND RIGHTS UNDER THE PLAN

6.1.    No Right to Assets.
Participation in the Plan does not create any right or lien in favor of any Participant in or against any asset of Interpublic or any Subsidiary. Nothing contained in the Plan, and no action taken under its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between (a) Interpublic or any Subsidiary and (b) a Participant or any other person. The provision for benefits pursuant to this Plan shall at all times remain unfunded as to each Participant, and the rights of each Participant and any beneficiary under the Plan shall be limited to those of a general and unsecured creditor of Interpublic and its Subsidiaries.
6.2.    No Right to Transfer Interest.
Except to the extent necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code), rights to benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy, or similar process.
6.3.    No Employment Rights.
No provisions of the Plan and no action taken by (a) Interpublic, any Employer or Subsidiary, the Board of Directors (including any committee thereof), the Administrative Committee, or (b) any agent or designee of Interpublic, a Subsidiary, the Board of Directors, or the Administrative Committee shall give any person any right to be retained in the employ of Interpublic or any Subsidiary. The Employer, Interpublic, and its Subsidiaries specifically reserve the right and power to dismiss or discharge any Participant at any time and for any reason, to the full extent permitted by applicable law.
6.4.    Withholding and Tax Liabilities.
All payments and other compensation under the Plan shall be subject to withholding of income and employment taxes and other amounts (including any offset to which Interpublic or a Subsidiary has a right) that Interpublic or its designee reasonably determines to be required to be withheld, whether with respect to payments or other compensation pursuant to the Plan or other payments or compensation from Interpublic or a Subsidiary. In addition, each Participant shall be solely responsible for paying all required taxes (including any excise taxes) on all payments and other compensation (including imputed compensation) and benefits provided under the Plan, regardless of whether taxes are withheld or the amount withheld. No provision of the Plan shall be construed (a) to limit the Participant’s responsibility under this Section 6.4 or (b) to transfer to or impose on Interpublic or any Subsidiary any liability relating to taxes (including excise taxes) on compensation (including imputed compensation) or other income under this Plan.

Article 7. ADMINISTRATION, INTERPRETATION, AND MODIFICATION OF PLAN

7.1.    Plan Administrator.
The Plan shall be administered by the Administrative Committee.
7.2.    Powers of the Administrator and Review of Determinations.

(a)	Prior to a Change of Control, the Administrative Committee shall have complete and exclusive discretionary authority and responsibility to:

(1)	Administer, construe, and interpret the Plan;

(2)	Establish such rules and regulations as it deems necessary or desirable for the proper and effective administration of the Plan;

(3)	Resolve any ambiguity, inconsistency, or omission by general rule or particular decision;

(4)	Make factual determinations;

(5)	Settle and determine any contributions and disputes as to rights or benefits under the Plan; and

(6)	Take such actions in connection with and for the purposes of the Plan as it believes advisable to carry out the purposes of the Plan and to maintain its operation.

(b)
The Administrative Committee is authorized to delegate any of its duties and responsibilities under the Plan as the Administrative Committee deems appropriate. In addition, the Administrative Committee is authorized to employ one or more persons to render advice with regard to any of its administrative responsibilities.

(c)	Review by a court of any determination by the Administrative Committee shall be subject to the following standard of review:

(1)	Prior to a Change of Control, the standard of review shall be the “arbitrary and capricious” standard.

(2)	Following a Change of Control, the standard of review shall be de novo.
7.3.    Section 409A of the Code

(a)
The Plan shall be operated, administered, and interpreted in accordance with the intent that all payments hereunder shall be exempt from, or in compliance with, the requirements of section 409A of the Code.

(b)
If Interpublic or the Administrative Committee determines that any provision of the Plan is or might be inconsistent with the restrictions imposed by section 409A of the Code, Interpublic or the Administrative Committee may amend the Plan to the extent that Interpublic or the Administrative Committee determines, based on the advice of outside counsel, is necessary to bring it into compliance with section 409A of the Code.

(c)
No provision in the Plan shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with section 409A of the Code) from a Participant or other individual to Interpublic, any Subsidiary, or any other entity or individual affiliated with Interpublic and its Subsidiaries.

(d)
If the period during which a Participant has discretion to execute or revoke the agreement required by Section 5.1 straddles two calendar years, no payment that is subject to the requirements of Section 409A shall be made before January 1st of the second of such calendar years.

7.4.    Amendment, Suspension, and Termination.

(a)
Subject to the restrictions set forth in this Section 7.4, the Board of Directors or any person duly authorized by the Board of Directors (including the Board’s Compensation and Leadership Talent Committee) may, pursuant to a written instrument, amend, suspend, or terminate the Plan at any time. In addition, the Administrative Committee may amend the Plan to the extent that it deems necessary or desirable:

(1)	To improve the administration of the Plan, so long as such amendment does not materially affect the substance of the Plan or the level of benefits the Plan provides, or

(2)	To comply with any applicable federal, state, or local law (including tax laws that could result in adverse tax consequences to any Participant or Interpublic or any Subsidiary).

(b)	No amendment, suspension, or termination of the Plan that might reduce the level of benefits available under the Plan shall be given effect with respect to any Participant who:

(1)
Was a Participant on the day before the later of (A) the effective date of such amendment, suspension, or termination, or (B) the date such amendment, suspension, or termination is adopted (such later date being the “Amendment Date”), and

(2)	On or before the second anniversary of the Amendment Date is either (A) Dismissed or (B) notified that he will be Dismissed, unless such Participant expressly consents in writing to such amendment, suspension, or termination.

Article 8. CLAIMS AND APPEALS

8.1.    Application of Claims and Appeals Procedures.

(a)
The provisions of this Article 8 shall apply to any claim for a benefit under the Plan, regardless of the basis asserted for the claim and regardless of when the act or omission upon which the claim is based occurred.

(b)
No claim for non-payment or underpayment of benefits allegedly owed under the Plan may be filed in court until the claimant has exhausted the claims review procedures established in accordance with this Article 8.

8.2.    Initial Claims.

(a)
Any claim for benefits shall be in writing (which may be electronic if permitted by the Administrative Committee) and shall be delivered to a claims administrator designated in writing by the Administrative Committee.

(b)
Each claim for benefits shall be decided by the claims administrator or the Administrative Committee (as determined by the Administrative Committee) within a reasonable period of time, but not later than 90 days after such claim is received by the claims administrator (without regard to whether the claim submission includes sufficient information to make a determination), unless the claims administrator or the Administrative Committee determines that special circumstances require an extension of time for processing the claim. If the claims administrator or the Administrative Committee determines that an extension of time for processing is required, the claims administrator or the Administrative Committee shall notify the claimant in writing before the end of the initial 90-day period of the circumstances requiring an extension of time and the date by which a decision is expected.

(c)
If any claim is denied in whole or in part, the claims administrator or the Administrative Committee shall provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)	The specific reason or reasons for denial of the claim;

(2)	References to the specific Plan provisions upon which such denial is based;

(3)	A description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary;

(4)	An explanation of the appeal procedures Plan’s and the applicable time limits; and

(5)	A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA, if his claim is denied upon review.
8.3.    Appeals.

(a)
If a claim for benefits is denied in whole or in part, the claimant may appeal the denial to the Administrative Committee. Such appeal shall be in writing (which may be electronic, if permitted by the Administrative Committee), may include any written comments, documents, records, or other information relating to the claim for benefits, and shall be delivered to the Administrative Committee within 60 days after the claimant receives written notice that his claim has been denied.

(b)
The Administrative Committee shall decide each appeal within a reasonable period of time, but not later than 60 days after such claim is received by the Administrative Committee, unless the Administrative Committee determines that special circumstances require an extension of time for processing the appeal.

(1)
If the Administrative Committee determines that an extension of time for processing is required, the Administrative Committee shall notify the claimant in writing before the end of the initial 60-day period of the circumstances requiring an extension of time and the date by which the claims administrator expects to render a decision.

(2)
If an extension of time pursuant to paragraph (1), above, is due to a claimant’s failure to submit information necessary to decide the appeal, the period for deciding the appeal shall be tolled from the date on which the notification of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

(c)
In connection with any appeal, a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits. A document, record, or other information shall be considered relevant to a claim for benefits if such document, record, or other information:

(1)	Was relied upon in making the benefit determination;

(2)
Was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or

(3)
Demonstrates compliance with processes and safeguards designed to ensure and to verify that the benefit determination was made in accordance with the terms of the Plan and that such terms of the Plan have been applied consistently with respect to similarly situated claimants.

(d)	The Administrative Committee’s review on appeal shall take into account all comments, documents, records and other information submitted by the claimant,

without regard to whether such information was considered in the initial benefit determination.

(e)
If any appeal is denied in whole or in part, the Administrative Committee shall provide to the claimant a written decision, issued by the end of the period prescribed by subsection (b), above, that includes the following information:

(1)	The specific reason or reasons for the decision;

(2)	References to the specific Plan provisions upon which the decision is based;

(3)
An explanation of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim for benefits (as determined pursuant to subsection (c), above); and

(4)	A statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.
8.4.    Other Rules and Rights Regarding Claims and Appeals.

(a)
A claimant may authorize a representative to pursue any claim or appeal on his behalf. The Administrative Committee may establish reasonable procedures for verifying that any representative has in fact been authorized to act on his behalf.

(b)
Notwithstanding the deadlines prescribed by this Article 8, the Administrative Committee and any claimant may agree to a longer period for deciding a claim or appeal or for filing an appeal, provided that the Administrative Committee shall not extend any deadline for filing an appeal unless imposition of the deadline prescribed by Section 8.3(a) would be unreasonable under the applicable circumstances.

8.5.    Interpretation.
The provisions of this Article 8 are intended to comply with section 503 of ERISA and shall be administered and interpreted in a manner consistent with such intent.

Article 9. MISCELLANEOUS PROVISIONS

9.1.    Payments to be Made in Cash.
Except to the extent expressly provided otherwise, all payments required by this Agreement shall be made in cash.

9.2.    Obligation to Make Payments.
Interpublic may satisfy any provision of the Plan that obligates Interpublic to make a payment or to provide a benefit by causing another party, such as a Subsidiary, to make the payment or to provide the benefit.
9.3.    Authority to Determine Payment Date.
To the extent that any payment under the Plan may be made within a specified number of days on or after any date or the occurrence of any event, the date of payment shall be determined by Interpublic in its sole discretion, and not by any Participant, beneficiary, or other individual.
9.4.    Successors to Employer or the Company.

(a)
Interpublic shall require any successor (whether direct or indirect, by merger, consolidation, sale of stock or assets, or otherwise) to the business or assets of Interpublic, expressly, absolutely, and unconditionally to assume the Plan and to administer the Plan in accordance with its terms.

(b)
In the event of a sale, spin-off, disposition, or similar transaction that results in an Employer ceasing to be a Subsidiary of Interpublic, Interpublic shall require the Employer or successor thereto to assume all obligations under the Plan with respect to each Participant who continues employment with the Employer or successor immediately after such sale, divestiture or similar transaction (each, a “Transferred Participant”). Neither Interpublic nor any Subsidiary of Interpublic shall have any obligation under the Plan with respect to a Transferred Participant after the closing of the applicable sale, divestiture, or similar transaction. Any amendment, suspension, or termination of the Employer’s or successor’s obligations with respect to Transferred Participants shall be subject to Section 7.4(b).

9.5.    Mitigation Not Required.
The Participant shall not be required to mitigate amounts payable under the Plan by seeking other employment or otherwise. Except to the extent otherwise expressly provided by the terms of the Plan, the acceptance of any such other employment shall not diminish or impair the amounts payable to any Participant under the Plan.
9.6.    Incapacity.
If the Administrative Committee determines that any person entitled to benefits under the Plan is unable to care for his affairs because of illness or accident, any payment due (unless a duly qualified guardian or other legal representative has been appointed) may be made for the benefit of such person to his spouse, parent, brother, sister, or other party deemed by the Administrative Committee to have incurred expenses for such person.

9.7.    Power to Delegate Authority.
The Board of Directors may, in its sole discretion, delegate to any person or persons all or part of its authority and responsibility under the Plan, including the authority to amend the Plan.
9.8.    Overpayments.
To the extent permitted under section 409A of the Code, if any overpayment of benefits is inadvertently made under the Plan, the amount of such overpayment may be set off against further amounts payable to or on account of the Participant or other person who received the overpayment until the overpayment has been recovered. The foregoing remedy is not intended to be exclusive.
9.9.    Headings.
The headings used in this document are for convenience of reference only and shall not be given any weight in interpreting any provision of the Plan.
9.10.    Severability.
If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan.
9.11.    Governing Law.
The Plan shall be construed, administered, and regulated in accordance with the provisions of federal law, and, to the extent not preempted thereby, in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
9.12.    Complete Statement of Plan.
This Plan contains a complete statement of its terms and supersedes all prior statements of the Plan’s terms. No other evidence, whether written or oral, shall be taken into account in interpreting the provisions of the Plan. In the event of any conflict between a provision in this Plan document and any booklet, brochure, presentation, or other communication (whether written or oral), the provision of this Plan document shall control.

The Interpublic Group of Companies, Inc.
Management Human Resources Committee

By    /s/ Andrew Bonzani
______________________________________

Its    Senior VP, General Counsel & Secretary
______________________________________

Date     August 16, 2017
______________________________________

Exhibit A: Model Release and Covenant Agreement

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE between _______________ [insert name of Company] (“Employer”) and ______________ [insert Employee’s Name] (“Employee”). In consideration of the mutual covenants herein contained, the parties agree as follows:
1.    Termination of Employment. Employee has been terminated from any and all positions that he/she holds at Employer or any subsidiary thereof effective _______________[insert last day of employment] (“Effective Date”).
2.    Severance Payments and Benefits. Subject to Employee’s execution and non-revocation of, and compliance with this Agreement and Release, Employer shall pay to Employee the payments and benefits to which he is entitled under the Interpublic Executive Severance Plan (which is incorporated herein by reference). The payments referenced herein are in full satisfaction of any and all claims Employee may have against Employer, and exceed in value any payments to which Employee may otherwise be entitled.
3.    Release of Claims. By signing this Agreement and Release, Employee, on behalf of him/herself and his/her current, former, and future heirs, executors, administrators, attorneys, agents and assigns, hereby fully and without limitation releases, covenants not to sue, and forever discharges Employer, The Interpublic Group of Companies, Inc. (“Interpublic”), and their respective parents, subsidiaries, and affiliates, officers, directors, employees, shareholders, members, agents, attorneys, trustees, fiduciaries, representatives, benefit plans and plan administrators, successors and/or assigns, and all persons or entities acting by, through, under, or in concert with any or all of them (collectively, the “Releasees”) from all rights, claims, actions and causes of action, whether in law or equity, suits, damages, losses, attorneys’ fees, costs, and expenses, of whatever nature whatsoever that Employee now has or has ever had, whether known or unknown or based on facts now known or unknown, fixed or contingent, suspected or unsuspected, against the Releasees, occurring from the beginning of time up to and including the date that Employee executes this Agreement and Release that arise out of, or are in any way related to Employee’s employment by Employer or the termination of Employee’s employment with Employer.
Without limiting the foregoing, Employee understands and agrees that the foregoing release provisions include, without limitation:
a.    any claims for wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other common law claims;
b.    any claims for the breach of any written, implied or oral contract between Employee and Employer, including but not limited to any contract of employment;

c.    any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex, sexual orientation, or physical or mental disability or medical condition;
d.    any claims for payments of any nature, including but not limited to wages, overtime pay, vacation pay, severance pay, commissions, bonuses and benefits or the monetary equivalent of benefits, but not including any claims for unemployment or workers’ compensation benefits, or for the consideration being provided to Employee pursuant to Paragraph 2 of this Agreement and Release; and
e.    all claims that Employee has or that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Civil Rights Acts of 1866, 1871 and 1991, the Rehabilitation Act of 1973, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, Executive Order 11246, and any state laws governing employee rights, [if Employer is located in California: including, but not limited to, the California Labor Code, Section 1542 of the Civil Code of California] as each of them has been or may be amended.

[if Employer is located in California: Section 1542 of the Civil Code of California provides:

A general release does not extend to claims, which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor.
Employee acknowledges that the above release covers all claims described in this Paragraph 3, whether such claims are known or unknown and suspected or unsuspected. Employee further acknowledges that he/she understands the significance and consequences of this release and of this specific waiver of Section 1542 of the Civil Code of California.]
This Agreement and Release shall be binding upon and inure to the benefit of Employee and the Releasees and any other individual or entity who may claim any interest in the matter through Employee. Employee also acknowledges that he/she has not assigned any of his/her rights to make the aforementioned claims or demands. Employee also acknowledges and represents that he/she has not filed nor will he/she file any lawsuits based on claims or demands that he/she has released herein.
4.    Attorney Review. Employee is hereby advised that he/she should consult with an attorney prior to executing this Agreement and Release.
5.    [This paragraph need not be included or may provide for a shorter time period if Employee is under age 40 when his employment terminates.] Review Period. Employee is also advised that he/she has twenty-one (21) [if Employee’s termination is part of a termination affecting more than one person: “forty-five (45)”] days from the date this Agreement and

Release is delivered to him/her within which to consider whether he/she will sign it, and to the extent he/she executes it before expiration of the review period, he/she has done so knowingly and voluntarily.
6.    [Except in Minnesota, this paragraph need not be included if Employee is under age 40 when his employment terminates.] Revocation Period. If Employee signs this Agreement and Release, he/she acknowledges that he/she understands that he/she may revoke this Agreement and Release within seven (7) [if Employer is in Minnesota: “fifteen (15)”] days after he/she has signed it by notifying Employer in writing that he/she has revoked this Agreement and Release. Such notice shall be addressed to ___________________ [insert name and address of person to whom revocation should be sent]. This Agreement and Release shall not be effective or enforceable in accordance with its terms until the 7-day [15-day in Minnesota] revocation period has expired.
7.    Employment with Another IPG Agency. In the event Employee accepts employment (including work as a temporary employee, freelancer, consultant, or independent contractor) with any company owned or controlled by Interpublic during the period in which payments are being made pursuant to this Agreement and Release, all such payments shall cease upon commencement of such employment. Furthermore, if Employee has received a lump sum payment representing severance and commences employment with another company owned or controlled by Interpublic, Employee agrees to reimburse Employer for any portion of the severance payment that compensates Employee for the subsequent employment period. If, however, Employee’s new salary is lower than the salary upon which the severance payments are based, Employee will continue to receive as severance, or will not be obligated to repay, the difference in salary for the period of overlap.
8.    Intellectual Property Rights. Employee acknowledges and agrees that all concepts, writings and proposals submitted to and accepted by Employer (“Intellectual Property”) which relate to the business of Employer and which have been conceived or made by him/her during the period of his employment, either alone or with others are the sole and exclusive property of Employer or its clients. As of the date hereof, Employee hereby assigns in favor of Employer all the Intellectual Property covered by this paragraph. On or subsequent to the date hereof, Employee shall execute any and all other papers and lawful documents required or necessary to vest sole rights, title and interest in the Employer or its nominee of the Intellectual Property.
9.    Non-Admission. This Agreement and Release shall not in any way be construed as an admission by Employer of any liability for any reason, including, without limitation, based on any claim that Employer has committed any wrongful or discriminatory act.
10.    Non-Disparagement. Employee agrees that he/she will not say, write or cause to be said or written, any statement that may be considered defamatory, derogatory or disparaging of any of the Releasees.
11.    Confidentiality/Company Property. Employee acknowledges that he/she has had access to confidential, proprietary business information of Employer as a result of employment, and Employee hereby agrees not to use such information personally or for the benefit of others. Employee also agrees not to disclose to anyone any confidential information at any time in the future so long as it remains confidential. Employee further agrees to keep the terms and the existence of this Agreement and Release confidential and not to discuss it with anyone other than his/her attorney, tax advisor, spouse, or as may be required by law. Employee represents that he/she has returned all Employer property in his/her possession. In the event that Employer determines that Employee owes any money to Employer, Employer will provide notice thereof to Employee and Employee hereby authorizes Employer to deduct such amounts from any further payments to Employee. Employee also acknowledges and reaffirms his/her continuing obligations to Employer pursuant to any confidentiality, non-compete and/or non-solicitation agreements signed by Employee.
12.    Cooperation. Employee agrees to make him/herself available to cooperate fully with Employer, its parents and affiliates and their legal counsel in any pending or future legal proceedings or investigatory matters involving issues in which Employee was involved during his/her employment with Employer.
13.    Non-Solicitation. For a period that begins on the Effective Date and ends on the later of (x) the date the last payment required by Paragraph 2 is due or (y) the first anniversary of the Effective Date, regardless of the reason therefor, in consideration of the payments in Paragraph 2 hereof, Employee shall not (a) directly or indirectly solicit on Employee’s own behalf or on behalf of any other person, firm, or entity, services similar to those Employee provided while employed by Employer from or for any person or entity which is a client of Employer, that was a client of Employer in the two (2) years prior to Employee’s Termination Date, or that was a prospective client of Employer with whom Employee had contact, and for which Employee materially participated in Employer’s marketing efforts to such prospective client, within two (2) years prior to Employee’s Termination Date (collectively, “Client”) or induce any such Client to cease to engage the services of Employer or to use the services of any entity or person that competes directly with a material business of Employer, where the identity of such Client, or the Client’s need, desire, or receptiveness to services offered by the Employer is known by Employee as part of his/her employment with Employer; (b) perform any services relating to advertising, marketing, research, public relations, or related services for any such Client; (c) directly or indirectly solicit any employee who was employed by Employer within one (1) year of Employee’s Termination Date to leave such employ to enter the employ of Employee or of any person, firm, or other entity with which Employee is then associated, or induce or encourage any such employee to leave the employment of Employer or to join any other company, or hire any such employee, or otherwise interfere with the relationship between the Employer and any of its employees; or (d) engage in any conduct that in any way interferes with the relationship between Employer and any of its employees or clients. Employee acknowledges that the above restrictions are reasonable and necessary to protect Employer’s legitimate business interest.
14.    Non-Competition. If Employee commences any form of employment or partnership (including as an advisor, consultant or otherwise) with any business that is in competition with the business of Employer, he shall immediately forfeit his right to all future severance payments and benefits otherwise required by Paragraph 2.
15.    Prohibited Activity. For a period that begins on the Effective Date and ends on the later of (x) the date the last payment required by Paragraph 2 is due or (y) the first anniversary of the Effective Date, Employee shall not engage in a Prohibited Activity. A “Prohibited Activity” includes: (i) any activity that would give rise to termination for Cause (as defined in the plan document for the Interpublic Executive Severance Plan); (ii) a material violation of any rule, policy or procedure of Interpublic (or any Affiliate where the Participant is employed), including but not limited to the Code of Conduct of Interpublic (and any such

Affiliate); or (iii) any other conduct or act that the Administrative Committee (as defined in the plan document for the Interpublic Executive Severance Plan) or the Compensation and Leadership Talent Committee of Interpublic’s Board of Directors determines is injurious, detrimental or prejudicial to any interest of Interpublic. If the Participant breaches any provision of this paragraph, Employee shall forfeit any unpaid amounts required by Paragraph 2.
16.    Entire Agreement; No Other Promises. Except as to any confidentiality, non-compete and/or non-solicitation agreements signed by Employee upon or during his/her employment with Employer, Employee hereby acknowledges and represents that this Agreement and Release contains the entire agreement between Employee and Employer, and it supersedes any and all previous agreements concerning the subject matter hereof. Employee further acknowledges and represents that neither Employer nor any of its agents, representatives or employees have made any promise, representation or warranty whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce Employee to execute this Agreement and Release, and Employee acknowledges that he/she has not executed this Agreement and Release in reliance on any such promise, representation or warranty.
17.    Equitable Relief and Other Remedies. Employee acknowledges that a remedy at law for any breach or attempted breach of this Agreement and Release will be inadequate, and agrees that, in addition to money damages, Employer shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach. It is also agreed that, in addition to any other remedies, in the event of a breach of this Agreement and Release by Employee, Employer may withhold, discontinue, and retain all or any portion of the severance payments.
18.    Severability. If any term or condition of this Agreement and Release shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, this Agreement and Release shall be construed without such term or condition. If at the time of enforcement of any provision of this Agreement and Release, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.
19.    Choice of Law and Forum. This Agreement and Release shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without regard to its choice of law provisions. Any dispute under this Agreement and Release shall be adjudicated by a court of competent jurisdiction in the city of _______________ [insert name of city in which Employer is located].
20.    Amendment. This Agreement and Release may not be amended or modified in any way, except pursuant to a written instrument signed by both parties.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT AND RELEASE, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

FURTHER, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS PROHIBITING EMPLOYEE FROM PROVIDING INFORMATION CONCERNING POSSIBLE VIOLATIONS OF FEDERAL, STATE, OR LOCAL LAW OR REGULATION TO ANY GOVERNMENT, REGULATORY OR SELF-REGULATORY AGENCY OR ENTITY UNLESS SUCH INFORMATION IS PROTECTED BY THE ATTORNEY-CLIENT PRIVILEGE.
EMPLOYEE FURTHER UNDERSTANDS THAT, PURSUANT TO THE DEFEND TRADE SECRETS ACT, 18 U.S.C. § 1833(B), EMPLOYEE WILL NOT BE HELD CRIMINALLY OR CIVILLY LIABLE UNDER ANY FEDERAL OR STATE TRADE SECRET LAW FOR THE DISCLOSURE OF A TRADE SECRET THAT IS MADE IN CONFIDENCE TO A FEDERAL, STATE, OR LOCAL GOVERNMENT OFFICIAL SOLELY FOR THE PURPOSE OF REPORTING OR INVESTIGATING A SUSPECTED VIOLATION OF LAW OR IS MADE IN A COMPLAINT OR OTHER DOCUMENT FILED IN A LAWSUIT OR OTHER PROCEEDING PROVIDED THAT SUCH FILING IS MADE UNDER SEAL. EMPLOYEE ALSO UNDERSTAND THAT, IF EMPLOYEE FILES A LAWSUIT FOR RETALIATION FOR REPORTING A SUSPECTED VIOLATION OF LAW, NOTHING IN THIS AGREEMENT AND GENERAL RELEASE PREVENTS EMPLOYEE FROM DISCLOSING THE TRADE SECRET TO EMPLOYEE’S ATTORNEY, AND THAT EMPLOYEE IS PERMITTED TO USE THE TRADE SECRET INFORMATION IN THE COURT PROCEEDING, PROVIDED THAT EMPLOYEE FILES ANY DOCUMENT CONTAINING THE TRADE SECRET UNDER SEAL AND DOES NOT DISCLOSE THE TRADE SECRET, EXCEPT PURSUANT TO COURT ORDER.

___________________________________________________
[Insert name of Individual]

Dated: ____________________________

___________________________________________________
[Insert name of Company]

By: _______________________________
[Name and Title]

Dated: ___________________________